Safehold

Press Release

Safehold Reports First Quarter 2019 Results

NEW YORK, April 25, 2019

Safehold Inc. (NYSE: SAFE) reported results for the first quarter 2019.

In 2019, Safehold highlights include:

- Net income was $11.1 million, a 198% increase year-over-year
- Net income per share was $0.36, a 77% increase year-over-year
- Revenues were $21.8 million, an 87% increase year-over-year
- Closed 6 new investments totaling $143 million
- Raised $250 million of equity
- Created 30-year full-term interest-only financing structure subsequent to quarter end

"Safehold begins 2019 with a strong quarter, with revenues and net income up significantly over the past year, solid investment momentum and a strengthening balance sheet," said Jay Sugarman, Chairman and Chief Executive Officer. "We are pleased that our fundamentally more efficient approach to real estate ownership and our strong business performance are becoming recognized by customers and investors alike."

SAFE published a presentation detailing these results and a reconciliation of its non-GAAP financial metrics, which can be found on its new website, www.safeholdinc.com in the "Investor Relations" section.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET today. This conference call can be accessed by all interested parties on the website (listen only) or by dialing toll-free (844) 560-3084 (U.S. domestic) or (647) 253-8647 (international) using conference ID: 7664015.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing (800) 585-8367 (U.S. domestic) or (416) 621-4642 (international) using the conference ID: 7664015.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing